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January 7, 1998

Pamarco Technologies Inc.
Murray Hill Officenter
571 Central Avenue, Unit 119
New Providence, NJ  07974

Re:      Pamarco Technologies Inc.
         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Pamarco Technologies Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of an aggregate of 3,220,000 shares (the "Shares") of the common stock, par value $.01 per share, of the Company (the "Common Stock"), of which 1,600,000 shares of authorized but heretofore unissued shares of Common Stock are being sold by the Company and 1,200,000 shares of presently issued and outstanding shares of Common Stock are being sold severally by the selling stockholders named in the Registration Statement (the "Selling Stockholders"). We have assumed for the purposes of this opinion that an Underwriting Agreement substantially in the form of that filed as Exhibit 1 to the Registration Statement (the "Underwriting Agreement") has been duly executed and delivered by the Company, the Selling Stockholders and EVEREN Securities, Inc. and Janney Montgomery Scott Inc., as representatives of the several underwriters named therein (the "Underwriters"). The Registration Statement also relates to 420,000 shares of presently issued and outstanding shares of Common Stock that may be sold by certain of the Selling Stockholders pursuant to the Underwriters' over-allotment option pursuant to the terms of the Underwriting Agreement (the "Option").

In this connection, we have reviewed (a) the Registration Statement; (b) the Company's Restated Certificate of Incorporation and the Company's Bylaws; (c) certain records of the Company's corporate proceedings as reflected in its minute books; and (d) the form of Underwriting Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. We have also assumed that the Public Offering Committee of the Board of Directors of the Company has taken all necessary action to authorize the issuance of the shares of Common Stock under the Underwriting Agreement in accordance with the authority given to such Committee by the Board of Directors of the Company.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.

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Pamarco Technologies Inc.
January 7, 1998
Page 2

Based upon the foregoing, we are of the opinion that:

         1. the shares of Common Stock to be issued by the Company to the Underwriters as described in the Registration Statement, when and to the extent purchased by the Underwriters in accordance with the Underwriting Agreement, will be legally issued, fully paid and non-assessable; and

         2. the shares of Common Stock to be sold by the Selling Stockholders to the Underwriters as described in the Registration Statement have been legally issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius